Exhibit 2.1

Silverman Perlstein & Acampora LLP
100 Jericho Quadrangle, Suite 300
Jericho, New York 11753
(516) 479-6300
Gerard R. Luckman, Esq. (GRL#8516)

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF NEW YORK,
AT CENTRAL ISLIP
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In re:

                                                       Chapter 11
INNAPHARMA, INC.,                                      Case No. 03-82550-288

                       Debtor.

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                                     FINAL DECREE

      The estate of the above-named Debtor having been fully administered and the Debtor having filed an Application for Final Decree on substantial consummation of the Modified Third Amended Chapter 11 Plan of Reorganization, it is

ORDERED:

         1 . All creditors and security holders of the Debtor and all other entities having any claims of whatever character against the Debtor or its property, based upon or arising out of any right, claim, or interest that any such creditor, security holder or other entity may have had before the date of confirmation in this case, including any claim arising from rejection of any executory contract or unexpired lease, are hereby perpetually enjoined from instituting or continuing any action or employing any process or engaging in any act to collect, recover, or offset any debt or claim against the reorganized company or any of its subsidiaries or against any person claiming through the reorganized company or any of its subsidiaries, except with respect to rights, claims, or interests arising out of the Plan as confirmed or the orders of this Court.

         2. The Chapter 11 case of the above-named Debtor is closed.

         3. This Court retains jurisdiction as provided in the plan, and to enforce the injunction contained in this Order.

 Dated:   Central Islip, New York
          JANUARY 4, 2005

                                                  /s/ Stan Bernstein
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                                                  Honorable Stan Bernstein
                                                  United States Bankruptcy Judge